Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2020 Results

-   Net income of $14.3 million and diluted earnings per share of $1.28   -

-   Net finance receivables growth of $76.7 million, or 7.2%, quarter-over-quarter   -

-   Stable 30+ day contractual delinquencies of 5.3% as of December 31, 2020   -

Greenville, South Carolina – February 10, 2021 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2020.

“We delivered outstanding portfolio growth and profitability in the fourth quarter, further validating the sustainability of our omni-channel operating model and our team’s ability to execute across the board,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our new initiatives and customer service offerings enabled us to grow our core loan portfolio by $80 million in the quarter and by $19 million in 2020, a notable achievement in a challenging environment. At the same time, we kept 30+ day delinquencies stable, indicative of the resiliency of our customer base and our strong underwriting capabilities.”

“Looking ahead, we remain focused on expanding our market share, maintaining the credit quality of our loan portfolio, and extending our competitive advantages,” added Mr. Beck. “Over the next 18 months, we will acquire new customers through innovation and geographic expansion. We are investing in digital initiatives that will improve the online prequalification experience for our applicants, enable online closing and electronic funding of loans to new and existing customers, and evolve our customer engagement with the introduction of a mobile app and an upgraded online portal. In parallel, we will expand our operations into four to five new states, making our valuable product set available to millions of new consumers.”

“In summary, we remain confident in our ability to create long-term value and generate excess capital to return to our shareholders,” said Mr. Beck. “The future is bright for all of Regional’s stakeholders.”

Fourth Quarter 2020 Highlights

•

Net income for the fourth quarter of 2020 was $14.3 million and diluted earnings per share was $1.28, compared to net income of $15.7 million and diluted earnings per share of $1.38 in the prior-year period.

•	Net finance receivables as of December 31, 2020 were $1.1 billion, an increase of 7.2%, or $76.7 million, from September 30, 2020, and an increase of 0.3%, or $2.9 million, from the prior-year period.

-	Total core small and large loan net finance receivables increased $79.6 million, or 7.7%, on a quarter-over-quarter basis, and $18.6 million, or 1.7%, compared to the prior-year period.

-

Large loan net finance receivables of $715.2 million increased $83.1 million, or 13.2%, from the prior-year period and represented 62.9% of the total loan portfolio. Small loan net finance receivables were $403.1 million, a decrease of 13.8% from the prior-year period.

-	Originated $358.7 million of loans in the fourth quarter of 2020, comparable to the prior-year period and up nearly $50.7 million, or 16.4%, from the third quarter of 2020.

•	Total revenue for the fourth quarter of 2020 was $97.4 million, a decrease of $0.5 million, or 0.6%, from the prior-year period.

-

Interest and fee income decreased $0.9 million, or 1.1%, primarily due to the intended product mix shift toward large loans and the portfolio composition shift toward higher credit quality customers with slightly lower interest rates due to enhanced credit standards during the pandemic.

-	Insurance income, net increased $1.3 million, or 20.4%, driven by an increase in premium revenue and a decrease in non-file insurance claims expense.

-	Other income decreased $0.9 million, or 25.7%, driven by lower late fees on low delinquency levels.

•

Provision for credit losses for the fourth quarter of 2020 was $24.7 million, a decrease of $1.3 million, or 5.1%, from the prior-year period. The provision for credit losses included a release in the allowance for credit losses of $1.5 million related to the expected economic impact of the COVID-19 pandemic and a $7.5 million incremental build in reserves related to portfolio growth.

-

Allowance for credit losses was $150.0 million as of December 31, 2020, including a $30.4 million allowance for credit losses associated with COVID-19. The company’s macroeconomic model assumes an unemployment rate of 9% at the end of 2021.

•	Annualized net credit losses as a percentage of average net finance receivables for the fourth quarter of 2020 were 6.9%, a 210 basis point improvement compared to 9.0% in the prior-year period.

•

30+ day contractual delinquencies as of December 31, 2020 totaled $60.5 million, or 5.3% of net finance receivables, compared to 7.0% in the prior-year period. As of December 31, 2020, approximately 61% of the company’s total portfolio had been originated since April 2020, the vast majority of which was subject to enhanced credit standards deployed following the outset of the pandemic.

•	In December 2020, 2.2% of customer accounts were renewed or deferred under internal borrower assistance programs, which is comparable to the average over the 12 months preceding the pandemic.

•

General and administrative expenses for the fourth quarter of 2020 were $44.8 million, an increase of $3.9 million, or 9.5%, from the prior-year period, primarily driven by investment in digital capabilities and increased marketing to support the company’s growth initiatives.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the fourth quarter of 2020 was 16.4%, an increase of 150 basis points compared to the prior-year period.

•

As of December 31, 2020, the company had total unused capacity on its revolving credit facilities of $438 million, subject to the borrowing base, and available liquidity of $194 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

•	For the fourth quarter of 2020, the company repurchased 435,116 shares of its common stock at a weighted-average price of $27.58 per share under the company’s $30 million stock repurchase program.

•

Subsequent to the fourth quarter of 2020, the company priced an approximate $250 million securitization at a record-low weighted-average coupon of 2.08%. Proceeds from the securitization will be used to retire the company’s RMIT 2018-2 securitization, which had a weighted average coupon of 4.87%, thus reducing the company’s cost of capital. The securitization is expected to close on or around February 18, 2021, subject to the satisfaction of customary closing conditions.

•

Subsequent to the fourth quarter of 2020, the company also amended its ABL facility to provide an additional $20 million of flexibility to return capital to shareholders in the future, whether through dividends or share repurchases.

First Quarter 2021 Dividend

Regional’s Board of Directors has declared a dividend of $0.20 per common share for the first quarter of 2021. The dividend will be paid on March 12, 2021 to shareholders of record as of the close of business on February 23, 2021.

The declaration and payment of any future dividend is subject to the discretion of Regional’s Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of December 31, 2020, the company had net finance receivables of $1.1 billion and outstanding long-term debt of $768.9 million ($767.0 million of outstanding debt and $1.9 million of interest payable), consisting of:

•	$286.1 million on its $640.0 million senior revolving credit facility,
•	$42.1 million on its $125.0 million revolving warehouse credit facility, and
•	$440.7 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $438 million, or 57.3%, as of December 31, 2020.

The company had a funded debt-to-equity ratio of 2.8 to 1.0 and a stockholders’ equity ratio of 24.7%, each as of December 31, 2020. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 2.9 to 1.0, as of December 31, 2020. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Branch Network

As of December 31, 2020, the company’s branch network consisted of 365 locations. During the full year 2021, subject to the changing economic environment, the company plans to open a net 15 to 20 new branches.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 365 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States, as of December 31, 2020. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; the impact of the recent outbreak of a novel coronavirus (COVID-19), including on Regional Management’s access to liquidity and the credit risk of Regional Management’s finance receivable portfolio; risks associated with Regional Management’s ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support its operations and initiatives; risks associated with Regional Management’s loan origination and servicing software system, including the risk of prolonged system outages; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; changes in accounting standards, rules, and interpretations, and the failure of related assumptions and estimates, including those associated with the implementation of current expected credit loss (CECL) accounting; the impact of changes in tax laws, guidance, and interpretations; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the timing and amount of future cash dividend payments; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 20	4Q 19	$	%	FY 20	FY 19	$	%
Revenue
Interest and fee income	$86,845	$87,784	$(939)	(1.1)%	$335,215	$321,169	$14,046	4.4%
Insurance income, net	7,889	6,551	1,338	20.4%	28,349	20,817	7,532	36.2%
Other income	2,710	3,649	(939)	(25.7)%	10,342	13,727	(3,385)	(24.7)%
Total revenue	97,444	97,984	(540)	(0.6)%	373,906	355,713	18,193	5.1%

Expenses
Provision for credit losses	24,700	26,039	1,339	5.1%	123,810	99,611	(24,199)	(24.3)%

Personnel	26,979	25,305	(1,674)	(6.6)%	109,560	94,000	(15,560)	(16.6)%
Occupancy	5,900	5,320	(580)	(10.9)%	22,629	22,576	(53)	(0.2)%
Marketing	3,984	1,897	(2,087)	(110.0)%	10,357	8,206	(2,151)	(26.2)%
Other	7,931	8,369	438	5.2%	33,770	32,202	(1,568)	(4.9)%
Total general and administrative	44,794	40,891	(3,903)	(9.5)%	176,316	156,984	(19,332)	(12.3)%

Interest expense	9,256	10,285	1,029	10.0%	37,852	40,125	2,273	5.7%
Income before income taxes	18,694	20,769	(2,075)	(10.0)%	35,928	58,993	(23,065)	(39.1)%
Income taxes	4,347	5,086	739	14.5%	9,198	14,261	5,063	35.5%
Net income	$14,347	$15,683	$(1,336)	(8.5)%	$26,730	$44,732	$(18,002)	(40.2)%
Net income per common share:
Basic	$1.32	$1.44	$(0.12)	(8.3)%	$2.45	$3.92	$(1.47)	(37.5)%
Diluted	$1.28	$1.38	$(0.10)	(7.2)%	$2.40	$3.80	$(1.40)	(36.8)%
Weighted-average common shares outstanding:
Basic	10,882	10,893	11	0.1%	10,930	11,401	471	4.1%
Diluted	11,228	11,327	99	0.9%	11,145	11,773	628	5.3%
Return on average assets (annualized)	5.4%	5.6%			2.5%	4.3%
Return on average equity (annualized)	20.8%	21.1%			10.0%	15.4%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	4Q 20	4Q 19	$	%
Assets
Cash	$8,052	$2,263	$5,789	255.8%
Net finance receivables	1,136,259	1,133,404	2,855	0.3%
Unearned insurance premiums	(34,545)	(28,591)	(5,954)	(20.8)%
Allowance for credit losses	(150,000)	(62,200)	(87,800)	(141.2)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	951,714	1,042,613	(90,899)	(8.7)%
Restricted cash	63,824	54,164	9,660	17.8%
Lease assets	27,116	26,438	678	2.6%
Property and equipment	14,458	15,301	(843)	(5.5)%
Intangible assets	8,689	9,438	(749)	(7.9)%
Deferred tax asset	14,121	619	13,502	2,181.3%
Other assets	15,882	7,704	8,178	106.2%
Total assets	$1,103,856	$1,158,540	$(54,684)	(4.7)%
Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$768,909	$808,218	$(39,309)	(4.9)%
Unamortized debt issuance costs	(6,661)	(9,607)	2,946	30.7%
Net long-term debt	762,248	798,611	(36,363)	(4.6)%
Accounts payable and accrued expenses	40,284	28,676	11,608	40.5%
Lease liabilities	29,201	28,470	731	2.6%
Total liabilities	831,733	855,757	(24,024)	(2.8)%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,851 shares issued and 10,932 shares outstanding at December 31, 2020 and 13,497 shares issued and 11,013 shares outstanding at December 31, 2019)	1,385	1,350	35	2.6%
Additional paid-in-capital	105,483	102,678	2,805	2.7%
Retained earnings	227,343	248,829	(21,486)	(8.6)%
Treasury stock (2,919 shares at December 31, 2020 and 2,484 shares at December 31, 2019)	(62,088)	(50,074)	(12,014)	(24.0)%
Total stockholders’ equity	272,123	302,783	(30,660)	(10.1)%
Total liabilities and stockholders’ equity	$1,103,856	$1,158,540	$(54,684)	(4.7)%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Net Finance Receivables by Product
	4Q 20	3Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$403,062	$382,785	$20,277	5.3%	$467,613	$(64,551)	(13.8)%
Large loans	715,210	655,932	59,278	9.0%	632,068	83,142	13.2%
Total core loans	1,118,272	1,038,717	79,555	7.7%	1,099,681	18,591	1.7%
Automobile loans	3,889	4,892	(1,003)	(20.5)%	9,640	(5,751)	(59.7)%
Retail loans	14,098	15,945	(1,847)	(11.6)%	24,083	(9,985)	(41.5)%
Total net finance receivables	$1,136,259	$1,059,554	$76,705	7.2%	$1,133,404	$2,855	0.3%
Number of branches at period end	365	368	(3)	(0.8)%	366	(1)	(0.3)%
Average net finance receivables per branch	$3,113	$2,879	$234	8.1%	$3,097	$16	0.5%

	Averages and Yields
	4Q 20		3Q 20		4Q 19
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$387,688	38.4%	$377,390	37.7%	$458,391	38.1%
Large loans	683,520	28.5%	632,106	28.3%	604,137	28.2%
Automobile loans	4,360	14.3%	5,492	13.5%	10,754	14.7%
Retail loans	14,908	18.3%	17,145	18.9%	25,128	19.4%
Total interest and fee yield	$1,090,476	31.9%	$1,032,133	31.5%	$1,098,410	32.0%
Total revenue yield	$1,090,476	35.7%	$1,032,133	35.1%	$1,098,410	35.7%

	Components of Decrease in Interest and Fee Income
	4Q 20 Compared to 4Q 19
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(6,730)	$417	$(65)	$(6,378)
Large loans	5,589	554	73	6,216
Automobile loans	(235)	(11)	6	(240)
Retail loans	(495)	(70)	28	(537)
Product mix	1,237	(1,197)	(40)	—
Total decrease in interest and fee income	$(634)	$(307)	$2	$(939)

	Net Loans Originated (1) (2)
	4Q 20	3Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$159,985	$144,132	$15,853	11.0%	$180,967	$(20,982)	(11.6)%
Large loans	196,867	162,120	34,747	21.4%	174,341	22,526	12.9%
Retail loans	1,891	1,835	56	3.1%	3,833	(1,942)	(50.7)%
Total net loans originated	$358,743	$308,087	$50,656	16.4%	$359,141	$(398)	(0.1)%
(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	4Q 20	3Q 20	4Q 19
Net credit losses	$18,700	$20,089	$24,739
Percentage of average net finance receivables (annualized)	6.9%	7.8%	9.0%
Provision for loan losses (1)	$24,700	$22,089	$26,039
Percentage of average net finance receivables (annualized)	9.1%	8.6%	9.5%
Percentage of total revenue	25.3%	24.4%	26.6%
General and administrative expenses (2)	$44,794	$43,754	$40,891
Percentage of average net finance receivables (annualized)	16.4%	17.0%	14.9%
Percentage of total revenue	46.0%	48.3%	41.7%
Same store results (3):
Net finance receivables at period-end	$1,125,507	$1,049,327	$1,109,488
Net finance receivable growth rate	0.1%	(1.5)%	17.2%
Number of branches in calculation	347	347	337
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(1,500) for both 4Q 20 and 3Q 20.
(2)	Includes non-operating severance costs of $778 for 3Q 20.
(3)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	4Q 20		3Q 20		4Q 19
Allowance for credit losses (1)	$150,000	13.2%	$144,000	13.6%	$62,200	5.5%
Current	990,467	87.2%	929,778	87.8%	949,204	83.8%
1 to 29 days past due	85,342	7.5%	79,838	7.5%	104,690	9.2%
Delinquent accounts:
30 to 59 days	18,381	1.6%	16,105	1.5%	25,276	2.2%
60 to 89 days	14,955	1.3%	11,014	1.0%	18,781	1.7%
90 to 119 days	10,496	0.9%	8,375	0.8%	13,916	1.2%
120 to 149 days	9,085	0.8%	7,967	0.8%	11,656	1.0%
150 to 179 days	7,533	0.7%	6,477	0.6%	9,881	0.9%
Total contractual delinquency	$60,450	5.3%	$49,938	4.7%	$79,510	7.0%
Total net finance receivables	$1,136,259	100.0%	$1,059,554	100.0%	$1,133,404	100.0%
1 day and over past due	$145,792	12.8%	$129,776	12.2%	$184,200	16.2%

	Contractual Delinquency by Product
	4Q 20		3Q 20		4Q 19
Small loans	$27,703	6.9%	$22,904	6.0%	$42,375	9.1%
Large loans	31,259	4.4%	25,489	3.9%	33,921	5.4%
Automobile loans	296	7.6%	337	6.9%	755	7.8%
Retail loans	1,192	8.5%	1,208	7.6%	2,459	10.2%
Total contractual delinquency	$60,450	5.3%	$49,938	4.7%	$79,510	7.0%
(1)	Includes incremental COVID-19 allowance for credit losses of $30,400 and $31,900 in 4Q 20 and 3Q 20, respectively.

	Income Statement Quarterly Trend
	4Q 19	1Q 20	2Q 20	3Q 20	4Q 20	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$87,784	$86,997	$80,067	$81,306	$86,845	$5,539	$(939)
Insurance income, net	6,551	5,949	7,650	6,861	7,889	1,028	1,338
Other income	3,649	3,128	2,133	2,371	2,710	339	(939)
Total revenue	97,984	96,074	89,850	90,538	97,444	6,906	(540)
Expenses
Provision for credit losses	26,039	49,522	27,499	22,089	24,700	(2,611)	1,339
Personnel	25,305	29,511	26,863	26,207	26,979	(772)	(1,674)
Occupancy	5,320	5,227	5,608	5,894	5,900	(6)	(580)
Marketing	1,897	1,686	1,438	3,249	3,984	(735)	(2,087)
Other	8,369	9,819	7,616	8,404	7,931	473	438
Total general and administrative	40,891	46,243	41,525	43,754	44,794	(1,040)	(3,903)
Interest expense	10,285	10,159	9,137	9,300	9,256	44	1,029
Income (loss) before income taxes	20,769	(9,850)	11,689	15,395	18,694	3,299	(2,075)
Income taxes	5,086	(3,525)	4,219	4,157	4,347	(190)	739
Net income (loss)	$15,683	$(6,325)	$7,470	$11,238	$14,347	$3,109	$(1,336)
Net income (loss) per common share:
Basic	$1.44	$(0.58)	$0.68	$1.02	$1.32	$0.30	$(0.12)
Diluted	$1.38	$(0.56)	$0.68	$1.01	$1.28	$0.27	$(0.10)
Weighted-average shares outstanding:
Basic	10,893	10,897	10,962	10,977	10,882	95	11
Diluted	11,327	11,253	11,013	11,092	11,228	(136)	99
Net interest margin	$87,699	$85,915	$80,713	$81,238	$88,188	$6,950	$489
Net credit margin	$61,660	$36,393	$53,214	$59,149	$63,488	$4,339	$1,828

	Balance Sheet Quarterly Trend
	4Q 19	1Q 20	2Q 20	3Q 20	4Q 20	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,158,540	$1,078,890	$1,000,225	$1,037,559	$1,103,856	$66,297	$(54,684)
Net finance receivables	$1,133,404	$1,102,285	$1,022,635	$1,059,554	$1,136,259	$76,705	$2,855
Allowance for credit losses	$62,200	$142,400	$142,000	$144,000	$150,000	$6,000	$87,800
Long-term debt	$808,218	$777,847	$683,865	$700,139	$768,909	$68,770	$(39,309)

	Other Key Metrics Quarterly Trend
	4Q 19	1Q 20	2Q 20	3Q 20	4Q 20	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	32.0%	31.0%	30.5%	31.5%	31.9%	0.4%	(0.1)%
Efficiency ratio (1)	41.7%	48.1%	46.2%	48.3%	46.0%	(2.3)%	4.3%
Operating expense ratio (2)	14.9%	16.5%	15.8%	17.0%	16.4%	(0.6)%	1.5%
30+ contractual delinquency	7.0%	6.6%	4.8%	4.7%	5.3%	0.6%	(1.7)%
Net credit loss ratio (3)	9.0%	10.5%	10.6%	7.8%	6.9%	(0.9)%	(2.1)%
Book value per share	$27.49	$22.49	$23.11	$24.03	$24.89	$0.86	$(2.60)
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	FY 20		FY 19
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$406,675	37.3%	$441,967	38.1%
Large loans	642,085	27.9%	522,419	27.8%
Automobile loans	6,315	14.0%	16,418	14.8%
Retail loans	18,791	18.2%	27,701	19.0%
Total interest and fee yield	$1,073,866	31.2%	$1,008,505	31.8%
Total revenue yield	$1,073,866	34.8%	$1,008,505	35.3%

	Components of Increase in Interest and Fee Income
	FY 20 Compared to FY 19
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(13,444)	$(3,680)	$294	$(16,830)
Large loans	33,242	820	187	34,249
Automobile loans	(1,495)	(128)	79	(1,544)
Retail loans	(1,690)	(205)	66	(1,829)
Product mix	4,202	(3,164)	(1,038)	—
Total increase in interest and fee income	$20,815	$(6,357)	$(412)	$14,046

	Net Loans Originated (1) (2)
	FY 20	FY 19	FY $ Inc (Dec)	FY % Inc (Dec)
Small loans	$503,406	$662,281	$(158,875)	(24.0)%
Large loans	555,615	594,617	(39,002)	(6.6)%
Retail loans	9,206	19,630	(10,424)	(53.1)%
Total net loans originated	$1,068,227	$1,276,528	$(208,301)	(16.3)%
(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	FY 20	FY 19
Net credit losses	$96,110	$95,711
Percentage of average net finance receivables (annualized)	8.9%	9.5%
Provision for loan losses (1)	$123,810	$99,611
Percentage of average net finance receivables (annualized)	11.5%	9.9%
Percentage of total revenue	33.1%	28.0%
General and administrative expenses (2) (3) (4)	$176,316	$156,984
Percentage of average net finance receivables (annualized)	16.4%	15.6%
Percentage of total revenue	47.2%	44.1%
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $30,400 for FY 20.
(2)	Includes non-operating executive transition costs of $3,066 for FY 20.
(3)	Includes non-operating loan management system outage costs of $720 for FY 20.
(4)	Includes non-operating severance costs of $778 for FY 20.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	4Q 20
Long-term debt	$768,909
Total stockholders' equity	272,123
Less: Intangible assets	8,689
Tangible equity (non-GAAP)	$263,434
Funded debt-to-equity ratio	2.8	x
Funded debt-to-tangible equity ratio (non-GAAP)	2.9	x